EXHIBIT 99.1

PRESS RELEASE

Dell Patent Infringement Suit Brought By Typhoon Touch Technologies & Nova Mobility Expanded; Xplore Technologies, Electrovaya & Sand Dune Ventures Added as Defendants

Validity of Touch Screen Patent Infringement Acknowledged by Motion Computing in Recent Settlement

Seattle, WA -- March 25, 2008 --

Typhoon Touch Technologies, Inc. (TYPT.OB), a leader in creating, developing, acquiring and licensing touch screen technology, announced today that it has significantly expanded its touch screen patent infringement suit commenced in December 2007 against Dell, Inc. (NASDAQ: DELL) by adding the following additional defendants via amended complaint: Xplore Technologies Corporation of America (XLRTF.OB), Electrovaya, Inc. (EFLVF.OB) and Sand Dune Ventures, Inc. (a/k/a TabletKiosk).

On February 22, 2008 Typhoon Touch Technologies and its licensee and co-plaintiff, Nova Mobility Systems, Inc, reached an out-of-court settlement with defendant Motion Computing, Inc, for an undisclosed sum. Motion Computing acknowledged the validity of Typhoon's touch screen patents at issue in the litigation. Dell filed its response to the patent infringement Complaint on January 31, 2008 and was not part of the settlement with Motion Computing.

Typhoon and co-plaintiff Nova Mobility filed an amended complaint on March 10, 2008 adding Xplore, Electrovaya and Sand Dune Ventures as additional touch screen patent infringement defendants. The Action, which seeks damages for lost profits and a permanent injunction from continued infringing activity by the defendants is pending in the United States District Court, Eastern District of Texas, Tyler Division, Case No. 6:07-cv-546.

Typhoon's complaint alleges that defendants have infringed and continue to infringe its U.S. Patent No. 5,379,057 (“the ‘057 patent”) issued January 3, 1995 and entitled “Portable Computer with Touch Screen and Computer System Employing Same,” and U.S. Patent No. 5,675,362 (“the ‘362 patent”) issued October 7, 1997 and entitled “Portable Computer with Touch Screen and Computing System Employing Same,” through various actions including the manufacturing, selling, offering for sale, and/or importing a variety of portable computer products, including but not limited to tablet PCs, slate PCs, handheld PCs, personal digital assistants (PDAs), ultra mobile PCs (UMPCs), smart phones, and/or other products covered by the patents-in-suit.

“The addition of Xplore, Electrovaya, and Sand Dune Ventures as defendants is another step in protecting Typhoon's intellectual property from being exploited by those parties that Typhoon believes is infringing Typhoon's patents. As alleged in Typhoon's amended complaint, continuous violations will cost Typhoon lost profits and impacts Typhoon's current and future business opportunities. It is the Company's intent to aggressively protect its intellectual property in the best interests of Typhoon's shareholders and licensed users,” stated Craig Weiner, Esq., from the law firm of Hofheimer, Gartlir & Gross LLP in New York City, Director of Legal Affairs and Licensing for Typhoon. “Typhoon intends to move forward with its pursuit of new licensees but will also seek legal redress from those parties that choose to infringe Typhoon's patents in order to ensure that Typhoon obtains the royalties to which it is rightfully entitled.”

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYPT.OB), a Nevada corporation, is a leader in creating, developing, acquiring and licensing touch screen technology. The company's Concept Lab develops and tests products that incorporate innovative applications of touch technology and Typhoon Tunes is a service under development that will offer a unique method of distributing music. Please visit www.typhoontouchtech.com for more information.

About Nova Mobility Systems

Nova Mobility Systems Inc, a Nevada Corporation provides highly reliable wireless rugged computer systems to a variety of industries within North America. Nova's systems are comprised of a combination of rugged computers, embedded computing, software, networking and communications for the mobile computer user. Nova uses a combination of internal design and manufacturing as well as key partnerships to develop and deploy its systems. Nova owns product designs and techniques that have been used successfully in the rugged computer industry for over 15 years. Please visit www.novamobility.com for more information.

Note to editors: Copies of the lawsuit are available upon request.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company licensing agreement with Nova Mobility will enhance product development or result in innovative products or applications, or the growth potential of touch screen and touch technology and the ability of the companies to capitalize on this market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products and services. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:
Keating & Co
Rick Keating 917-767-2400
rkeating@keatingco.com
http://www.keatingpr.com